UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2009 (September 22, 2009)

TOWER BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania

(State or other jurisdiction of incorporation)

001-34277	25-1445946
(Commission file number)	(IRS employer ID)

112 Market Street, Harrisburg, Pennsylvania	17101
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code – (717) 231-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 22, 2009, the Board of Directors of Tower Bancorp, Inc. (the “Company”), took the following actions regarding certain compensatory arrangements for executive officers:

Grants of Non-Qualified Stock Options

The Board of Directors approved grants of non-qualified stock options for Company common stock under the Company’s existing 1995 Nonqualified Stock Option Plan (the “1995 Plan”) and 2007 Stock Incentive Plan (the “2007 Plan”) to the executive officers as follows: (i) Andrew Samuel, President and CEO – nonqualified stock options under the 2007 Plan for 11,100 shares of Company common stock; (ii) Mark S. Merrill, Executive Vice President and Chief Financial Officer – nonqualified stock options under the 2007 Plan for 4,300 shares of Company common stock; (iii) Jeffrey R. Renninger, Executive Vice President and Chief Operating Officer – nonqualified stock options under the 2007 Plan for 5,400 shares of Company common stock; (iv) Jeff B. Shank, Executive Vice President and President of the Tower Bank Division – nonqualified stock options under the 1995 Plan for 2,200 shares of Company common stock; (v) Janak Amin, Executive Vice President and President of the Graystone Bank Division – nonqualified stock options under the 2007 Plan for 5,400 shares of Company common stock; (vi) Jane B. Tompkins, Executive Vice President and Chief Credit Officer – non qualified stock options under the 2007 Plan for 2,400 shares of Company common stock; and (vii) Carl D. Lundblad, Executive Vice President and General Counsel – nonqualified stock options under the 2007 Plan for 2,400 shares of Company common stock.

Each option has an exercise price of $26.77 per share (the closing price per share of Company common stock on September 22, 2009) and vests (becomes exercisable) in 20 percent increments annually, beginning September 22, 2010. Each option expires on September 22, 2019 if not earlier exercised, forfeited or terminated.

The options are each evidenced by a Nonqualified Stock Option Agreement between the Company and the option holder for the 1995 Plan or the 2007 Plan, as the case may be, in the form filed with this Report as Exhibit 10.1 and 10.2, respectively, which forms of agreement are incorporated herein by reference.

Executive Incentive Plan

The Board of Directors approved an executive incentive cash bonus plan (the “Executive Incentive Plan”), which provides for the potential payment of cash bonuses to certain Company executives, upon the attainment of certain performance and strategic goals. The basic structure of the Executive Incentive Plan was developed by the Employee Development Committee (the “Committee”) of the Board of Directors in April 2009 following the March 31, 2009 merger of equals with Graystone Financial Corp., and is similar to the discretionary cash bonus plan previously maintained by Graystone Financial Corp. The Committee continued to refine the proposed Executive Incentive Plan in consultation with and upon review of peer and other relevant data provided by Pearl Meyer & Partners, the outside consultant retained by the Committee, incorporating performance measures derived from the Company’s budget for the post-merger organization for the nine months ending December 31, 2009, as approved by the Board of Directors in April 2009. On August 19, 2009, the Committee voted to recommend the final form of the Executive Incentive Plan to the Board of Directors for its approval, as required by the Committee’s Charter and the Company’s Corporate Governance Guidelines.

Under the Executive Incentive Plan, each participant may receive a cash incentive award of up to 35% of his or her annual base earnings, based on the level of achievement within four corporate performance categories. Achievement of the target level within all four of the categories would result in a payment of 25% of annual base earnings and achieving stretch performance in all four categories would result in awards of 35% of annual base earnings. Performance below the target for a category may result in a zero payment for that category. The corporate performance categories and their respective weightings for 2009 are as follows: Income – 35%; Asset Quality (Non-Performing Assets/Total Assets) – 20%; Asset Quality (Charge-Offs/Average Loans) – 15%; and Stock Performance and Capital – 30%. Awards are paid out within the first three months following year-end. The following executive officers of the Company are participants in the Executive Incentive Plan: Andrew Samuel, President and CEO; Mark S. Merrill, Executive Vice President and Chief Financial Officer; Jeffrey R. Renninger, Executive Vice President and Chief Operating Officer; Jeff B. Shank, Executive Vice President and President of the Tower Bank division; Janak Amin, Executive Vice President and President of the Graystone Bank division; Jane B. Tompkins, Executive Vice President and Chief Credit Officer; and Carl D. Lundblad, Executive Vice President and General Counsel.

Item 5.03	Amendments to Articles of Incorporation or By-laws; Change in Fiscal Year.

On September 22, 2009, the Company’s Board of Directors approved and adopted Amended and Restated Articles of Incorporation of the Company (the “Amended and Restated Articles”) that, consistent with the Company’s Bylaws, adds a new Article 10 which clarifies that the Company is authorized to issue uncertificated shares of capital stock. The Amended and Restated Articles were effective upon filing with the Commonwealth of Pennsylvania on September 23, 2009. The foregoing description of the amendment is qualified in its entirety by reference to the full text of the Amended and Restated Articles attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Tower Bancorp, Inc.

10.1	Form of Non-Qualified Stock Option Agreement under the 1995 Non-Qualified Stock Option Plan

10.2	Form of Nonqualified Stock Option Agreement under the 2007 Stock Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOWER BANCORP, INC.
(Registrant)

Date: September 24, 2009	By:	/s/ Andrew S. Samuel
Andrew S. Samuel
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Tower Bancorp, Inc.

10.1	Form of Non-Qualified Stock Option Agreement under the 1995 Non-Qualified Stock Option Plan

10.2	Form of Nonqualified Stock Option Agreement under the 2007 Stock Incentive Plan